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                                                                 EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement (Post-Effective Amendment No. 2 on Form S-3 to Form S-4 (file no. 333-40377)) of IMC Global Inc. of our report dated 18 September 1997, on our audits of the financial statements of Harris Chemical Australia Pty Ltd. & Its Controlled Entities for the year ended 30 June 1997, which report is included in the Current Report on Form 8-K/A which was filed with the Securities and Exchange Commission on June 15, 1998. We also consent to the reference to our firm under the caption "Experts" in the prospectus constituting a part of this Registration Statement.

/s/ Arthur Andersen

Arthur Andersen
Chartered Accountants
Adelaide, South Australia
November 19, 1998